UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 6, 2009

Buckhead Community Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-53197	58-2265980
(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

(404) 231-2265

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 6, 2009, The Buckhead Community Bank (the “Bank”), the subsidiary bank of Buckhead Community Bancorp, Inc. entered into a Stipulation and Consent Order to Cease and Desist (the “Consent Agreement”) with the Georgia Department of Banking and Finance (“DBF”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank and its Board of Directors have taken an active role in working with the DBF and the FDIC and Finance to improve the condition of the Bank.

The Consent Agreement is based on the findings of the DBF and the FDIC during an on-site examination conducted as of December 8, 2008. Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam, and the Bank is aggressively working to comply with the requirements of the Consent Agreement and has already completed many of the required actions.

Under the terms of the Consent Agreement, the Bank is required to submit written plans to the regulators and to review and revise as necessary policies that address the following items: reducing concentrations of credit; continuing to improve loan underwriting and credit administration; on-going review and grading of the Bank’s loan portfolio; improving the Bank’s position regarding classified loans and other real estate owned; the allowance for loan and lease losses; maintaining sufficient capital at the Bank, including maintenance of an 8% leverage ratio and a 10% total risk-based ratio; preparing a three-year strategic plan and a profit plan to improve the Bank’s earnings and overall condition; and improving the Bank’s liquidity position and funds management practices. The Bank is also required to continue to appropriately charge-off certain loans that may be classified in future examinations and to reduce other adversely classified assets.

The Board of Directors of the Bank is also required, within 60 days, to complete a written job description for executive officers and members of senior management and to prepare an organizational chart that designates lines of authority and responsibilities for each officer position. So long as the Consent Agreement remains in place, the Bank must notify the DBF and the FDIC when it proposes to add any individual to the Board or employ an individual as an executive officer. Further, the Bank may not, without the prior written approval of the DBF and the FDIC, declare or pay any dividends or renew or accept additional brokered deposits. The Bank has agreed to correct all violations of rules or policy noted in the examination report within 30 days.

While the Consent Agreement is important and significant, the Bank believes that, due to the proactive steps previously taken by the Bank’s management and Board, many of the requirements of the Consent Agreement have already been met. The Bank and management will continue to strive to address the concerns that gave rise to the Consent Agreement. The Bank will continue to conduct its banking business with customers in a normal fashion. Banking products and services and hours of business will remain the same, and the Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKHEAD COMMUNITY BANCORP, INC.

By:	/s/ Marvin Cosgray
Name:	Marvin Cosgray
Title:	President and Chief Executive Officer

Dated: August 7, 2009